EXHIBIT 99.2
On November 19, 2007, Horizon Lines, Inc. hosted a conference call to discuss revised earnings for the fourth quarter and full year of fiscal 2007. The following transcript is an interpretation of the statements made on the call. The actual conference call may have differed slightly.

Operator:
Ladies and gentlemen, thank you for standing by and welcome to the Horizon Lines guidance conference call. At this time, all participants are in a listen-only mode. Later we will conduct a question and answer session. If you would like to place yourself into the queue, you may do so by dialing star one. You may remove yourself from the queue by dialing star two. If you should require assistance, please dial star zero so an operator may assist you. As a reminder, this conference is being recorded today, Monday, November 19, 2007. I would now like to hand the conference over to Mr. Mike Avara, Vice President and Treasurer of Investor Relations. Please go ahead, Sir.

Mike Avara:
Thank you. Good afternoon, everyone, and welcome to the Horizon Lines call to provide guidance for 2007 and 2008 and walk you through our share repurchase program. Thanks for joining us today. Participating on the call are Chuck Raymond, our Chairman, President, and CEO, Mark Urbania, our Executive Vice President and CFO, John Keenan, our President of Horizon Lines, LLC, and Brian Taylor, President of Horizon Logistics, LLC.

Chuck will kick us off by an introduction and overview of 2007 and 2008. Mark will take you through the guidance for both 2007 and 2008, as well as our share repurchase program. We will then open up, as we usually do, to questions and answers at the close. But before we begin, I need to take just a minute to reference our Safe Harbor statement on page three. We will be making certain forward-looking statements and although we believe them to be accurate at this point in time, they are, of course, based upon certain estimates and various risk factors. We refer you to our flings with the SEC for more information on those risk factors. So with that, I’m going to turn the call over to Chuck Raymond. Chuck?

Chuck Raymond:
Mike, thanks very much. And thank you for joining us on the call this afternoon. We felt that with the activity in the fuel markets over the last couple of days, and in particular, towards the end of last week and following our conferences in New York, we should provide new guidance because of the rising price of fuel and also the timing of some of our fuel surcharges. As we had said back in October in our earnings call, fuel could be a negative for the fourth quarter and, in fact, it has been. So we want to make sure we put that in context for you and also give you a sense of the way we are looking at our markets right now and into 2008. So thank you.

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By and large, 2007, I would say, has been a very successful year on many fronts for the company. We did implement our vessel replacement initiative in our TP1 service. That’s going very well. Our ships are on schedule, and we are achieving nearly all the results that we anticipated in that deployment change. One thing that we have not done was to take the larger C8 vessels and put them in the Puerto Rico trade yet. We have held off on that for two reasons. One reason is that we do not think that the trade really needs that additional tonnage capacity right now and then second, there are some tax reasons related to the tonnage tax in Puerto Rico which lead us to not do that until after the first of January. So you’ll see us do that during the first quarter of 2008.

With respect to the Horizon Edge project, I can’t say enough about it. It’s on track. We are exceeding our benefit targets. We’re very pleased with the way that’s been carried out in the company and our customers are supporting us. We are a company that’s much easier to do business with than we were prior to starting that project.

Our capital structure, as you know, has been restructured. We accomplished that back in early August and we continue to see great benefits from that. The Hawaii Stevedores and Aero Logistics acquisitions have been completed on schedule and we are achieving the benefits that we outlined and the returns that we anticipated with those two acquisitions. Along with the Aero Logistics acquisition, we launched Horizon Logistics which is moving along quite nicely.

Our 2007 financial results are pretty much in line with where we were last year, 2006, even though we’ve had some unforeseen challenges, one of which was the one time cost that we incurred to deploy our vessels and to put enough tonnage capacity in each one of our trade lanes to satisfy our capacity needs for several years out.

Looking at these markets, if you turn to slide six, I want to give you a quick update on the way we see them right now. Alaska, great shape. We see that market as a strong market. Of course, its affected by the oil economy. You can see here that in 2007 the state oil revenue ratcheted up to $4.3 billion. We have good job growth in Alaska, some expansion in the retail sector, and an outlook of very, very strong markets supported by tourism and military in that marketplace. The seafood catch is attractive and we have no reason to doubt that next year will be another good year for us in the state of Alaska.

Turning to Hawaii, it is now in its eleventh consecutive year of economic expansion. Not quite as strong as it has been in prior years, but still a very good market. I think the unemployment rate of 2.6% represents the strength of that market pretty well. Nearly full employment out there.

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Visitor expenditures continue to grow in 2008 as forecasted by the State Department of Economic Development and Tourism. Commercial and government construction continues to offset any weakness in the individual housing sector which, as you know from our prior presentations, is not a sector that we’re heavily vested in. We have about 4% of our business in the housing sector and construction sector. That will pick up of course as the military work continues out in Guam and in Hawaii. Guam is a very big story with 8,000 Marines relocating to Guam and somewhere in the range of 20,000 support families along with that move of the Marine Corps.

Turning to Puerto Rico, the economic forecasters still call for growth in 2008. We believe that’s right. We’re being very careful, however, to budget responsibly for 2007. We do believe the elections are going to spur spending. It’s already looking that way. And there is the minimum wage increase on the island which first occurred in May of this year at $0.70 an hour and which will also go up next year in May and the following May 2009. Over the three years, a 41% increase in the hourly wage in Puerto Rico. Of course we are seeing the government release more permits for construction supporting the biotech and pharmaceutical industry and we’re excited by those changes.

Once again, Puerto Rico has been a tough market for us. We have seen that market down about 7 to 8% for us year over year, 2006 versus 2007. Next year we’re going to be real careful about budgeting large volumes in that market. We’re going to be quite conservative there to make sure that we’re accurate in our forecasting.

We have authorization from our board to support our stock and we’re excited about that. Mark Urbania is going to take you through that and also give you a sense of our guidance for the fourth quarter and for 2008. With that, I’ll turn it over to Mark.

Mark Urbania:
Thank you, Chuck. I’m on page ten. Not to cover all the ground that Chuck did, but really two reasons for revising our forecast in the fourth quarter. A very sharp increase in our bunker fuel costs since our last earnings release has created an inability to increase fuel surcharges to our customers quickly enough to offset these higher fuel costs. And a continued lack of a turnaround in Puerto Rico is contributing to a lesser degree to the fourth quarter. So with that, we’ll just get right to the update for the 2007 guidance fourth quarter and full year.

Focusing on the EBITDA line on page 11, our original guidance was $43 million to $48 million in EBITDA. We’re revising that downward to $35 million to $38 million. And on the diluted earnings per share line, going from $0.63 to $.065 to $0.28 to $0.35. The impact for the full year

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EBITDA of $1.60 to $1.63 as Chuck stated, is pretty much in line with how we finished 2006. And then on the diluted earnings per share, $1.31 to $1.38. We’ve also updated our free cash flow information to reflect the downward revision in our earnings.

Page 12 really gives you a little bit of analysis on how we get from the current guidance midpoint to the revised guidance midpoint. Starting with $45.5 million in the fourth quarter midpoint of our previous guidance range, we believe the fuel recovery shortfall will cost us $5 million in the fourth quarter. We believe that the continued soft volume situation in Puerto Rico will be $3 million, and then other things, $1 million, to bring us to the revised midpoint guidance of $36.5 million. And then you can do the same math for the yearly basis to get to $170.5 million to $161.5 million.

On page 13 is a reconciliation of free cash flow. Very similar projections to what we had before adjusted for the reduction for Puerto Rico and the fuel.

Moving over to 2008, I’ll start with a summary slide and then give some explanations for these. For 2008 full year, we expect revenue between $1.36 billion and $1.38 billion. Our expectation is EBITDA in the range of $175 million to $185 million, and diluted earnings per share of $1.94 to $2.18 and then free cash flow based on that guidance of $115 million to $125 million.

Turning to the next page, we provided a reconciliation on the revenue so that for those of you who keep up with models can work this in. To look at 2007 revenue guidance mid point, highlighted, our expectation is revenue container volume increases will contribute $36 million and general rate increases another $30 million. We believe fuel recovery will contribute $40 million to that revenue growth. The acquisitions that we’ve done, that Chuck mentioned, will contribute $44 million, and then to a lesser degree, growth in other non transportation services, $17 million, to get us to the midpoint of the guidance in 2008.

Turning to page 16, with respect to EBITDA, working from the midpoint of our new guidance range for full year 2007 of $161.5 million, we believe that organic revenue margin increases net of fuel will contribute $32 million. We believe that fuel increases in excess of our surcharges to a lesser degree will offset some of that by $5.7 million. The increase in vessel operating expenses for full year basis, that’s TP1, the new ships coming in and the operating leases associated with those, are $10.2 million. Acquisitions will contribute $5.5 million to EBITDA next year and Edge savings $12 million. We do not have a bonus accrual in 2007 as we’ve stated previously, and in 2008 we plan to do that, for $11.5 million.

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And then the summary of all other expenses of $3.6 million brings us to the midpoint of the guidance range for 2008 of $180 million.

On page 17, taking a moment to go through the free cash flow, again, starting with EBITDA of $175 million to $185 million, stock based compensation charge is non cash and that’s added back. We believe that we’ll manage working capital effectively in 2008 utilizing only $9.2 million. The other large item is a bonus accrual as I mentioned before, we will be making a bonus accrual, but that’s non cash in 2008.

Capital expenditures. We’re expecting maintenance cap ex for the business to be roughly $20 million and dry dock expenditures to be $15.7 million, and I’ll go over that schedule in a moment, and very little in terms of tax and then lower interest expense, down to $29 million as a result of the refinancing that we did. So we’re very pleased with what we think the cash flow is going to be in 2008.

On page 18, just to give you a sense for where we plan to spend $20 million in capital in 2008, $4.5 million for vessel regulatory and life extension initiatives. We typically do that when we put our vessels into dry docking to keep them competitive in the marketplace. As we’ve mentioned previously, we have spent a significant amount of money in our San Juan terminal improvement and in our Honolulu terminal upgrade initiative so that we could make those facilities more efficient and increase throughput as our volumes will ramp up.

Other terminal infrastructure and equipment is basically maintenance cap ex for the rest of the organization of $7.5 million, and then, as we do every year, we’ll spend to a lesser degree some money on our logistics information technology to keep our platform fresh and user friendly. On page 19, the 2008 dry dock expenditures, as I mentioned, and our outlook for capital expenditures in this area for 2008 is $15.7 million. We did nine dry dockings in 2007. However, we believe that the cash payments on some of those dry dockings won’t actually hit us until 2008 so $15.7 million is a little higher than we were originally forecasting but well in line. We only have three dry dockings in 2008, but 2007 was certainly higher than the average of nine versus three in 2008.

With that, I’d like to turn our attention to the share repurchase program that Chuck mentioned. We believe that a decline in our stock price certainly provides an opportunity for us to purchase shares at attractive prices. We believe that we’re trading at a low valuation relative to both 2007 and 2008 projections and we’ll look at opportunities to buy back our stock at attractive prices and we’re prepared to do that quickly. We believe that our balance sheet is in good shape and we’ll have the flexibility to act on this very, very quickly. Our board of directors today

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has authorized the purchase of up to $50 million worth of common stock between now and the end of 2008 and from time to time we’ll make purchases to buy our stock in the open market as conditions warrant.

With that, I will turn this back over to Chuck Raymond for conclusion.

Chuck Raymond:
Mark, thank you. I think you can understand now that this is kind of an anomaly on the fuel point. You can see next year we’ve been very cautious with regard to fuel recovery. And at the mid ranges of our EPS guidance for 2008, our earnings per share would indicate an increase in roughly 53% above 2007 levels. We think that’s significant. We believe that this business is very strong. As you know, we’re participating in the Puerto Rico market. We have a 35% market share there and unfortunately when that market is off, our business is off also. We have not taken our service levels down in the Puerto Rican trade. We have looked at that. We decided for the time being not to do that because we do offer the broadest service in that marketplace with vessels pulling into the gulf every ten days, the only service up to the New York area every seven days, and two vessels sailing out of Jacksonville every week. So we believe that maintaining the service levels in that trade is important for our customers. We believe that as the market comes back, the operating leverage that we’ve shown as the markets have grown will come back. And as I mentioned before with regard to the TP1 program, by putting the Fairbanks vessel into the Alaska trade, now having four vessels in the Hawaii trade, and with the capacity we have available to us with the new C8s in Puerto Rico, we have enough tonnage capacity in all of these trades to be able to handle some 140,000 more loads annually. That’s the kind of growth that you saw between 2000 and 2007, roughly 100,000 loads on consistent vessels. So the same kind of operating leverage going forward should be available to us.

With that, we’ll turn this call back to the moderator and we’ll take any questions you might have.

Operator:
Ladies and gentlemen, as a reminder, if you would like to place yourself in the queue to ask a question, you may do so by dialing star one. You may remove yourself from the queue by pressing star two. One moment please for our first question. Our first question comes from the line of Jon Chappell with JPMorgan. Please go ahead.

Jon Chappell:
Thank you. Good afternoon, guys. Just a housekeeping question on the new guidance for the revenue side in Puerto Rico. Revenue is actually up from your previous guidance in the fourth quarter yet you said there is some Puerto Rican softness that had about a $4 million impact on EBITDA? Does that mean that there’s some higher fuel surcharges that you’re estimating in the fourth quarter? How do we rectify getting higher

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revenues with some further weakness in Puerto Rican volumes?

Mark Urbania:
Jon, this is Mark Urbania. You’re exactly right. Our surcharge levels are going up. That’s creating the revenue increase although we’ve decreased our EBITDA guidance. And as you know, we don’t earn any margin on fuel. Fuel is strictly a pass-through. Because of the sharp increase in fuel prices, we have passed along what we can. That’s created the additional revenue, but nothing on the EBITDA line for that.

Jon Chappell:
Okay. And good tie in — can you explain to us a little bit better in the timing of the fuel surcharges when your next increase is going to go into effect, what the typical lag time is, and I’m assuming that over time you eventually get the entire rise in bunker fuels back. I guess it just depends on when bunker fuel prices stabilize and then start to fall.

Chuck Raymond:	Yes, why don’t we let John Keenan answer that question for you, Jonathan.

John Keenan:
Yes, Jonathan, John Keenan here. On the fuel surcharges in Puerto Rico, we implemented a surcharge on November 11 and we have another fuel surcharge going in on November 25. Those charges are on our port to port rates and what we do is we increase the rates over Elizabeth and then over Houston as well as Jacksonville. What we’ll do is just exactly what you said. We have a little bit of a lag, it’s generally from 30 to 45 days when those increases come into effect.

Jon Chappell:	Okay, and I imagine once every two weeks is kind of frequent for fuel surcharges. That kind of tells us just how rampant the fuel price rise has been.

John Keenan:
It has been and that’s a good way to look at it. I think if you look at the fuel increases from October 18 through November 16, the fuel in the Puerto Rico trade lane has gone up from an average of $440 a ton to $503 per ton in that period of time, about a 12.5% increase, about $55 per ton.

Jon Chappell:
Okay, last one and then I’ll turn it over. There’s some pretty aggressive talk within the press release and on this call about the share buybacks. Can you start buying back tomorrow? Is tomorrow day one? How much can you buy back per day? And is this mutually exclusive with acquisitions on the logistics side or is the balance sheet strong enough that you can repurchase the full $50 million if price levels dictate and also still be opportunistic in acquiring complimentary logistics firms?

Mark Urbania:
Jon, this is Mark Urbania. I’ll take those two questions. Number one, on the share buyback, we’re ready to go. So we’ve got it approved by the board, it’s very simple to implement, and we’re ready to go on that. In

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terms of how much we can buy, that was set at $50 million so we can buy up to $50 million worth of stock between now and the end of 2008. In terms of how much we do on a daily basis, I think that market conditions will dictate that.

Looking at our balance sheet, we certainly factored in the share buyback, the $50 million, as we look forward to continuing to implement our strategic plan which calls for us to look at acquisitions both in the logistics space and on the liner space. We feel like the cash flow generation of the company for 2008 that we’ve shared with you is very indicative of future cash flows in 2009 going forward, We’ll have plenty of cash flow. We’ve got the refinancing that is helping us there and the capacity to do that. So I guess the short answer would be, yes, we can do the share buyback and effectively implement our acquisition strategy.

Jon Chappell:	Okay, thanks, Mark. And thanks, John.

Operator:	Our next question comes from the line of Kevin Sterling with Stephens Incorporated. Please go ahead.

Kevin Sterling:
Good afternoon, gentlemen. First question — is there any change in your interest cost savings for 2008? I know you’ve been talking about $0.31 in interest cost savings relating to your debt restructure. I’m just curious, are we still on track for that?

Mark Urbania:	Kevin, we’re very much on track for that. That’s exactly as advertised.

Kevin Sterling:
Okay. And, Chuck, do you think you can share with us maybe some granularity regarding your volume outlook for Puerto Rico? I know we talked about Puerto Rico and you’re being very conservative, which I think is the right thing to do. But can you help us think about it in terms of what you guys are thinking of in volumes for Puerto Rico?

Chuck Raymond:
Yes. We don’t want to presume that Puerto Rico is going to bounce right back. So the volumes we’re looking at in 2008 are between 5 and 6% below where we were in 2006. But we’re being very, very careful about that. I would say that the 2008 volume in the headhaul direction southbound to Puerto Rico, we’re probably looking at somewhere around 112,000 loads. Whereas in 2006 we handled about 118,000 or 119,000.

Kevin Sterling:
Okay, thanks, Chuck. The increase in your vessel operating leases of $10.2 million related to TP1 — is this where you thought you would be at the end of 2008 or is it different from your initial TP1 projections?

Mark Urbania:	No, Kevin, that’s right on track with how we laid it out before. That’s all vessel operating costs and it’s just incremental 2008 versus 2007 because

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that was implemented pretty much mid year.

Kevin Sterling:	Okay, so it sounds like TP1 is still on track. Where do you think you’ll be in 2009 with TP1? Any change there?

Mark Urbania:
The TP1 in 2007, we communicated to everybody earlier that we thought that we would spend roughly $15 million in the first year of that program. 2008 represents the second year of that program and what we communicated to everyone is we thought we’d be pretty close to breakeven. We won’t quite be to breakeven because of the market conditions that are existing in Puerto Rico right now. Typically one of our competitors buys some space on one of our vessels, and given market conditions, there’s not need to do that right away or at least initially in the first half of 2008. And we’ll have to see how the market responds and whether that comes back.

Kevin Sterling:	Okay, last question. Is Edge still on track for $40 million in cost savings in 2009?

Mark Urbania:
Probably on track, Kevin. We achieved the benefits that we laid out this year, $13 million. Next year, as you saw, I think we’re going to be at $12 million, so we’ll be at $25 million as a run rate by the end of 2008 and then we fully expect to be at a $40 million run rate for 2009.

Kevin Sterling:	Okay, thanks for your time today.

Operator:	Our next question comes from the line of Marcelo Choi with Deutsche Bank. Please go ahead.

Marcelo Choi:
Hi, guys. I had a couple quick questions. One is on the fuel surcharges. I believe you said there’s a lag of 30 to 45 days. Is your fuel surcharge coverage 100% though? Or is it a little bit below that?

Chuck Raymond:
This is Chuck and I’ll answer that, Marcelo. The lag differs in the trades. Typically what happens in the Puerto Rico trade and the Alaska trade is we’re able to file surcharge increases, and within about 30 days they go into effect. That’s been the practice in the trade and of course our customers deserve that time so they can carry out their existing contracts with their suppliers before they get hit with new charges. In the Hawaii trade, it’s a little bit different. In the past, Matson, who is the market leader there in terms of surcharges, they’ve got two thirds of the market and we have about a third, they try to give only four updates a year. Every quarter they would give an update. And they found out last year that that really wasn’t frequent enough because fuel was rising faster. So they take a little more careful approach there. They’re kind of 45 days to 50 days. We, when our ships are full, we fully recover our surcharge. When they’re

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light, and we have been light down in Puerto Rico, then of course we don’t have the payors on the ship to pay that surcharge. So that’s where we tend to undercover.

Also, there’s a structural underrecovery in our TP1 service because we’re sailing the vessels from Guam out to Asia basically with not a lot of freight on them. When we get back out to Asia of course, we have 100% recovery coming back with our agreement with Maersk. But there’s one leg of that voyage where we don’t recover 100%. I hope that gives you insight into it.

Marcelo Choi:
It’s helpful. Thanks. Just to drill down a little bit on Puerto Rico, we’ve been hearing more and more that some of the major pharmaceutical companies have been shutting down some of the manufacturing plants in Puerto Rico, given some tax advantage erosion and quality control issues. I was wondering if you could just remind us what percentage of your Puerto Rico business is pharmaceutical manufacturing related business. And also maybe what kind of trends are you seeing in terms of containership as it’s related to pharmaceuticals in Puerto Rico?

Chuck Raymond:	Let’s let John Keenan or Brian Taylor answer that.

Brian Taylor:
Yes, that’s a trend we’re not seeing. I will get you the specific numbers on what percent volumes are pharmaceutical, but the pharmaceutical companies continue to reinvest in the pharmaceutical trade and there are some stats that show how much year over year continues to get reinvested in the various plants. With Wyeth and Amgen, Lilly, Abbott, I think last year about $4 billion was invested in Puerto Rico. I know Abbott recently built a $425 million biotech site, it’s their largest investment ever. And for us, from a Horizon Lines perspective, the pharmaceuticals are predominantly in northbound trade which has been fairly consistent for us.

John Keenan:	It represents roughly 15% of our northbound lift out of Puerto Rico. A good contributor but certainly not the largest portion of our northbound business, Marcelo.

Marcelo Choi:	What’s the percentage in terms of southbound lift?

John Keenan:
You know, I’m not sure I can give you an exact number on southbound. I would venture to say that it’s probably a relatively small portion given the large volume of retail products and other items that we’re moving down. You’re probably looking at somewhere well below 5%, maybe 3% or in that range.

Marcelo Choi:	Okay, great. Thank you.

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Operator:	If there are any additional questions or comments at this time, please dial star one. Our next question comes from the line of Scott Flower. Please go ahead.

Dan Purcella:
Hi, this is Dan Purcella in for Scott Flower. I appreciate the color you guys provided on the Puerto Rico volume outlook of down 5 or 6% in 2008. And I’m just doing a quick kind of back of the envelope calculation and it seems like that kind of implies that you’re going to get 7% growth from your other markets. And I’m wondering if A), is that correct, and B) if that is correct, how does that compare versus kind of what you were seeing in the last couple of quarters? It sounds a little bit high to me.

Chuck Raymond:
Yeah, I think the back of the envelope may be a little off. For 2008 what we’re looking for versus 2007 in our Alaskan market is typical 5% growth. We’ve seen that the last couple of years. We’ll see more of that in the second quarter than we will in the first or third or fourth quarter. In the Hawaii and Guam market, we’re going to see Hawaii probably somewhere around 1.5 to 2%. Guam is going to be up substantially. When you average those out and blend them, it’s about a 3% increase. And then Puerto Rico is what we said it would be. We’re talking about 2008 over 2006. We will see Puerto Rico up slightly over 2007.

Dan Purcella:	Okay, that was the delta. All right, I appreciate that. Thanks.

Operator:	Our next question comes from the line of Chaz Jones with Morgan Keegan. Please go ahead.

Chaz Jones:
Hello, can you hear me? Good afternoon. Just one quick question, a follow up on the share buyback. Mark, you were talking about you guys are going to go right into that. I guess my question is, in looking at the 2008 guidance, does that kind of factor in the buyback into the numbers?

Mark Urbania:	No. Just to be clear, Chaz, the 2008 numbers that we’ve given you, particularly on the earnings per share side, are based upon our current share count.

Chaz Jones:	Okay, great.

Mark Urbania:	We have not factored in anything related to a share buyback at this point.

Chaz Jones:	Okay, great. That’s all I have. That’s what I was looking for. Thanks, guys.

Operator:	Our next question comes from the line of Stephen Kawaja with Canvas Capital. Please go ahead.

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Stephen Kawaja:
Hi, guys, how’s it going? I just had a couple quick questions. The first is how did you guys decide on the sizing of the buyback? And also, why not consider an ASR, an accelerated share repurchase, versus an open market repurchase at these levels?

Mark Urbania:
Well first of all, the sizing of it factored into our overall thinking from a strategy standpoint how we use our cash going forward. We shared thoughts on that going forward just a moment ago in terms of a balance between having liquidity to do a share buyback and then also evaluating the opportunities that we believe are in front of us in terms of the acquisitions, both on the logistics side of the business and also on the liner side of the business. So we talked extensively about that with our board this afternoon and settled on that. Also, I’ll make mention that at this level, it represents roughly 7.7% of the outstanding shares, we feel it’s a fairly robust program.

Stephen Kawaja:	How about accelerating it?

Chuck Raymond:
I’d add to that, Mark, also the fact that we have gotten recent upgrades from both S&P and Moody’s and our sense in working with our bankers was that this kind of a level is very comfortable in terms of our ability to get it done without their taking a negative look at it.

Stephen Kawaja:	Then just in terms of doing it through the end of 2008 as opposed to accelerating it, or maybe a shorter time horizon?

Mark Urbania:
Well listen, I want to be clear about this. We happen to believe that the opportunity, at least initially, is in the near term here. It’s typical that when you do these things that you have an expiry of a year or two, so we wanted to put that out there. But clearly we see value and we plan to act on it.

Stephen Kawaja:	And then just a quick follow up. How should we think about fuel either as a percent of revenue or percent of cost?

Mark Urbania:
Well from a cost perspective, and I’m glad you bring that up, for the first time in the history of this company, fuel is the single largest P&L expense that we have. Next year, based upon rates that we’re paying for fuel, our fuel costs will be in excess of $200 million. That’s on a cost base of a little over $1 billion. So round numbers, 20%, of the costs of this company is in the form of fuel. So hope that helps you.

Stephen Kawaja:	No, that’s helpful. Okay, thanks, guys. Take care.

Operator:	Our next question comes from the line of Randy Saluck with Mortar Rock Capital. Please go ahead.

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Randy Saluck:	A couple of my questions were answered, but I have a few more. In your guidance, do you incorporate any price increases for Puerto Rico?

Mark Urbania:
We do incorporate some price increases as we’ve communicated in the past. There’s been good discipline in the market between ourselves and our competitors. Price increases have come through even though the volume softness existed in 2007. There’s no reason for us to believe that that will change in 2008 and we’re factoring in between 3 and 4% in terms of real rate improvement.

Randy Saluck:
Okay. You already answered the question about the buyback and whether it’s incorporated into your guidance. It sounds like it’s not, so it could be accretive. But what about on the logistics side? Are you factoring in any kind of growth beyond just the normal growth of the current businesses that you have? Or would that be gravy?

Mark Urbania:
We’ve shared that the logistics side will contribute about $5.5 million to EBITDA in 2008. That’s based upon our existing business that we have plus the acquisition that we made in terms of Aero Logistics over the summer months. But nothing beyond that.

Randy Saluck:	Okay. With your stock price down, I would hope that you’d be very aggressive in buying it back. It seems like a pretty good investment.

Mark Urbania:	We’re taking a serious look at it.

Operator:	Our final question comes from the line of Dean Machado with Akita Capital. Please go ahead.

Dean Machado:	Hi, guys. Just a really quick question regarding dry dock expenditures. In 2007 you’re spending $22.5 million, is that correct?

Mark Urbania:	Yes, that’s correct.

Dean Machado:	And that’s on nine boats?

Mark Urbania:	It’s on nine boats.

Dean Machado:	And then your guidance for 2008 is $15.7 million?

Mark Urbania:	Right.

Dean Machado:	And that’s on three boats?

Mark Urbania:	Yes, but it’s a mismatch of expenses between years. Because typically

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when you dry dock a vessel, some of those bills may not come in and actually get paid for awhile, particularly as it relates to customs duties and the like. So typically when we dry dock a vessel, a dry dock of one vessel is typically $2.5 to $3 million worth of expense. So on nine vessels, that would be more than what we indicated our dry dock expense would be from a cash perspective in 2007 because some of that is spilling over into 2008. If there was a good matching of the work being done and the cash payments for that work on an annual basis, you would see our 2008 dry docking expenses basically being $2.5 to $3 million times three ships. Does that help?

Dean Machado:	It’s just a timing difference then?

Mark Urbania:	Timing difference on the cash payments for the dry docking.

Dean Machado:	Okay. That was it. Thanks, guys.

Operator:	I’m not showing any additional questions at this time. Please continue with closing remarks.

Chuck Raymond:
Okay, thanks very much for dialing in. I hope this was helpful to you. We will have our earnings call for the fourth quarter and for the year probably toward the end of the fourth week in January, and we’ll be talking to you then. I hope you all have a good Thanksgiving and travel safe.

Operator:	Ladies and gentlemen, that does conclude today’s conference.